                                                                    Exhibit 99.1


CONTACT:  Edith Perrotti
          Interim President & Chief Executive Officer
          (973) 694-0330


                              FOR IMMEDIATE RELEASE

                          LINCOLN PARK BANCORP APPOINTS
                     NEW PRESIDENT & CHIEF EXECUTIVE OFFICER


(Lincoln Park, NJ, August 31, 2006) - Lincoln Park Bancorp announced today that the Board of Directors has appointed David G. Baker to serve as President and Chief Executive Officer of Lincoln Park Bancorp, Lincoln Park Bancorp, MHC and Lincoln Park Savings Bank. The appointment will become effective as of October 1, 2006.

Mr. Baker presently is a member of the Board of Directors of the Company, the Mutual Holding Company and the Bank. He is also a principal of Lincoln Park True Value Hardware, which he has operated for the past 23 years. Mr. Baker has also served as Mayor of Lincoln Park since January of 1995. Mr. Baker is a graduate of Penn State University.

"My focus will be to grow the Bank through an increase in commercial loans and accounts," Mr. Baker said. "In order for our small Bank to do well we must concentrate on our niche which is excellent customer service," he added.

Chairman Stanford Stoller commented, "David's background and involvement in community activities and the local business community, along with his extensive and diverse experience, will brighten the future of Lincoln Park Savings."

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey. The Company's common stock is traded on the OTC Bulletin Board under the symbol "LPBC".

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, thereafter, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.